Exhibit 107
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Akamai Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid 1	Equity	Common Stock, $0.01 par value per share	Other	5,000,000	$92.05	$460,250,000	0.00014760	$67,932.90

	Total Offering Amounts					$460,250,000		$67,932.90

	Total Fee Offsets							—

	Net Fee Due							$67,932.90
Offering Note
1
Note 1.a: Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
Note 1.b: Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on the average of the high and low sales prices of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on August 5, 2024, which is a date within five business days prior to the filing of this registration statement.
Note 1.c: Represents 5,000,000 shares of common stock that were added to the shares authorized for issuance under the Second Amended and Restated 2013 Stock Incentive Plan, as amended.